Exhibit 10.2

SCHEDULE B

XBIOTECH INC.

As of March 22, 2005

John Simard

2960 Alamont Creek

West Vancouver, BC

Dear Mr. Simard:

Re: Change in Control Agreement

XBiotech Inc. (the “Company”) considers it essential to the best interests of its members to foster the continuous employment of its senior executive officers. In this regard, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its members that appropriate steps should be taken to reinforce and encourage management’s continued attention, dedication and availability to the Company in the event of a Potential Change in Control (as defined in Section 2), without being distracted by the uncertainties which can arise from any possible changes in control of the Company.

In order to induce you to agree to remain in the employ of the Company, such agreement evidenced by the employment agreement entered into as of the date of this Agreement between you and the Company (the “Employment Agreement”) and in consideration of your agreement as set forth in Section 3 below, the Company agrees that you will receive and you agree to accept the severance and other benefits set forth in this Agreement should your employment with the Company be terminated subsequent to a Change in Control (as defined in Section 2) in full satisfaction of any and all claims that now exist or then may exist for remuneration, fees, salary, bonuses or severance arising out of or in connection with your employment by the Company or the termination of your employment:

1.	Term of Agreement.

This Agreement will be in effect for a term commencing on the Effective Date of the Employment Agreement (as therein defined) and ending on the date of termination of the Employment Agreement.

2.	Definitions.

(a)	“Affiliate” means a corporation that is an affiliate of the Company under the Business Corporations Act (British Columbia), as amended from time to time.

(b)	“Change in Control” of the Company will be deemed to have occurred:

(i)	if a merger, amalgamation, arrangement, consolidation, reorganization or transfer takes place in which Securities of the Company possessing more than 50% of the total combined voting power of the Company’s outstanding Securities are acquired by a person or persons different from the persons holding those Securities immediately prior to such transaction, and the composition of the Board following such transaction is such that the directors of the Company prior to the transaction constitute less than 50% of the Board membership following the transaction, except that no Change in Control will be deemed to occur if such merger, amalgamation, arrangement, consolidation, reorganization or transfer is with any subsidiary or subsidiaries of the Company;

(ii)	if any person, or any combination of persons acting jointly or in concert by virtue of an agreement, arrangement, commitment or understanding will acquire or hold, directly or indirectly, 50% or more of the voting rights attached to all outstanding Securities; or

(iii)	if any person, or any combination of persons acting jointly or in concert by virtue of an agreement, arrangement, commitment or understanding will acquire or hold, directly or indirectly, the right to appoint a majority of the directors of the Company; or

(iv)	if the Company sells, transfers or otherwise disposes of all or substantially all of its assets, except that no Change of Control will be deemed to occur if such sale or disposition is made to a subsidiary or subsidiaries of the Company.

provided however, that a Change in Control will not be deemed to have occurred if such Change in Control results solely from the issuance, in connection with a bona fide financing or series of financings by the Company of Securities.

(c)	“Base Salary” will mean the annual base salary, as referred to in Section 3 (Base Salary), and as adjusted from time to time in accordance with Section 4 (Annual Review), of the Employment Agreement.

(d)	“Bonus” will mean the bonus referred to in Section 5 (Performance Bonus) of the Employment Agreement.

(e)	“Date of Termination” will mean, if your employment is terminated, the date specified in the Notice of Termination.

(f)	“Good Reason” will mean the occurrence of one or more of the following events, without your express written consent, within 12 months of Change in Control:

(i)	a material change in your status, position, authority or responsibilities that does not represent a promotion from or represents an adverse change from your status, position, authority or responsibilities in effect immediately prior to the Change in Control;

(ii)	a material reduction by the Company, in the aggregate, in your Base Salary, or incentive, retirement, health benefits, bonus or other compensation plans provided to you immediately prior to the Change in Control, unless an equitable arrangement has been made with respect to such benefits in connection with a Change in Control;

(iii)	a failure by the Company to continue in effect any other compensation plan in which you participated immediately prior to the Change in Control (except for reasons of non-insurability), including but not limited to, incentive, retirement and health benefits, unless an equitable arrangement has been made with respect to such benefits in connection with a Change in Control;

(iv)	any request by the Company or any affiliate of the Company that you participate in an unlawful act; or

(v)	any purported termination of your employment by the Corporation after a Change in Control which is not effected pursuant to a Notice of Termination satisfying the requirements of clause (i) below and for the purposes of this Agreement, no such purported termination will be effective.

(g)	“Notice of Termination” will mean a notice, in writing, communicated to the other party in accordance with Section 6 below, which will indicate the specific termination provision in this Agreement relied upon and will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

(h)	“Potential Change in Control” of the Company will be deemed to have occurred if:

(i)	the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(ii)	any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control; or

(iii)	the Board adopts a resolution to the effect that, for the purposes of this Agreement, a Potential Change in Control of the Company has occurred.

(i)	“Security” in respect of a security of the Company, will have the meaning ascribed thereto in the Securities Act (British Columbia), as it existed on the date of this Agreement, and also means any security carrying the right to convert such security into, exchange such security for, or entitling the holder to subscribe for, any equity security, or into or for any such convertible or exchangeable security or security carrying a subscription right.

3.	Potential Change in Control.

You agree that, in the event of a Potential Change in Control of the Company occurring after the Effective Date, and until 12 months after a Change in Control, subject to your right to terminate your employment by issuing and delivering a Notice of Termination for Good Reason, you will continue to diligently carry out your duties and obligations, on the terms set out in the Employment Agreement.

4.	Compensation Upon Termination Following Change in Control.

Subject to compliance by you with Section 3, upon your employment terminating pursuant to a Notice of Termination within 12 months after a Change in Control, the Company agrees that you will receive and you agree to accept, subject to your prior resignation as a director of the Company, the following payments in full satisfaction of any and all claims you may have or then may have against the Company, for remuneration, fees, salary, benefits, bonuses or severance, arising out of or in connection with your employment by the Company or the termination of your employment:

(a)	If your employment will be terminated by the Company for cause or by you other than for Good Reason, the terms of the Employment Agreement will govern and the Company will have no further obligations to you under this Agreement.

(b)	If your employment by the Company will be terminated by you for Good Reason or by the Company other than for cause, then you will be entitled to the payments and benefits provided below:

(i)	subject to the withholding of all applicable statutory deductions, the Company will pay you a lump sum equal to 12 months’ Base Salary, as referred to in Section 3 (Base Salary) of the Employment Agreement, plus other sums owed for arrears of salary, vacation pay and, if awarded, Bonus;

(ii)	to the extent permitted by law and subject to the terms and conditions of any benefit plans in effect from time to time, the Company will maintain the benefits and payments set out in Section 6 (Benefits) of the Employment Agreement during the 12 month period;

(iii)	the Company will arrange for you to be provided with such outplacement career counselling services as are reasonable and appropriate, to assist you in seeking new executive level employment; and

(iv)	all incentive stock options granted to you by the Company under any stock option agreement that is entered into between you and the Company and is outstanding at the time of termination of your employment, which incentive stock options have not yet vested, will immediately vest upon the termination of your employment and will be fully exercisable by you in accordance with the terms of the agreement or agreements under which such options were granted.

You will not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor will any sums actually received be deducted.

5.	Binding Agreement.

This Agreement will enure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you die while any amount would still be payable to you under this Agreement if you had continued to live, that amount will be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

6.	Notices.

Any notice or other communication required or contemplated under, this Agreement to be given by one party to the other will be delivered or mailed by prepaid registered post to the party to receive same at the addresses set out below:

If to the Company:

XBiotech Inc.

1055 West Hastings, Suite 300

Vancouver, British Columbia V6E 2E9

Attention: Chair

with a copy to:

XBiotech Inc.

c/o Farris, Vaughan, Wills & Murphy LLP

2500-700 West Georgia Street

Vancouver, B.C. V7Y1B3

Attention: Corporate Secretary

If to John Simard:

John Simard

2960 Alamont Creek

West Vancouver, BC

Any such notice will be deemed to have been received on the earlier of the date actually received, on the next business day following transmission if by facsimile transmission, or the date five (5) days after the same was posted or sent.

7.	Modification: Amendments: Entire Agreement.

This Agreement may not be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Except as set forth in your Employment Agreement, no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

8.	Governing Law and Jurisdiction.

This Agreement will be governed by and interpreted in accordance with the laws of the Province of British Columbia and applicable laws of Canada and the parties hereto attorn to the exclusive jurisdiction of the courts of such province.

9.	Validity.

The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

10.	No Employment or Service Contract.

Nothing in this Agreement will confer upon you any right to continue in the employment of the Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or you, which rights are hereby expressly reserved by each, to terminate your employment at any time for any reason whatsoever, with or without cause.

If the foregoing sets forth our agreement on this matter, kindly sign and return to the Company a copy of this letter.

Yours truly,

XBIOTECH INC.

By:	/s/ R. Hector MacKay-Dunn, Q.C.
Authorized Signatory

Accepted and agreed to by John Simard as of the 15 day of November, 2005

/s/ John Simard
John Simard